Exhibit 10.29

December 21, 2005

Mr. Gordon Brown

87 Addis Drive

Churchville, PA 18966

Dear	Gordon:

We are pleased to make the following employment offer to you as Senior Vice President—Global Lab Operations reporting directly to Paul Kelly, MD, President and Chief Executive Officer. We are looking forward to working with you and feel confident that you can add significant value to Orchid Cellmark (the “Company”). The terms of your employment are detailed below. This letter agreement is referred to herein as the “Agreement.”

Base Salary:	$17,916.66 pre-tax per month (paid monthly, less applicable taxes and deductions). This is the equivalent of $215,000.00 annually.

Annual Bonus Target:	Up to 30% of your base salary. Your annual bonus is based upon the number of full months employed in the performance year. The decision to award a bonus and the amount of the bonus, if any, will be decided by the Company’s Board of Directors in its sole discretion based on your contribution and the Company’s performance.

Equity:	It will be recommended that you be granted stock options to purchase 100,000 shares of Orchid Cellmark Inc. Common Stock pursuant to the Orchid 2005 Stock Plan, which describes this aspect of your compensation. All stock option grants are contingent upon approval by the Compensation Committee of Orchid’s Board of Directors and are priced according to the grant date. The exercise price will be the closing price of the stock on the grant date. These stock options will vest either based upon performance factors to be determined between you and Dr. Kelly; provided, that the performance factors will provide the opportunity for the stock options to be fully vested within three (3) years of your Hire Date, or they will vest based upon time pro rata on a monthly basis over four (4) years. Orchid’s Stock Plan Administrator will provide you with a copy of the Plan and your Stock Option Agreement shortly after the commencement of your employment.

Mr. Gordon Brown

Additional option grants may be considered annually based upon your performance against objectives, your general contribution towards the Company’s success, and the Company’s business situation, all as determined solely at the discretion of the Board of Directors.

Benefits Plan:	As a full-time employee, you are eligible to participate in the Company sponsored medical, dental, vision, life and other insurance plans at some cost to you. The Human Resource Department will provide you with detailed information on our current benefits at your new employee orientation. Your coverage will begin on your start date. Should you have any questions in the interim, please feel free to call Lauren Vazquez at (609) 750-2390.

Executive Deferred Compensation:	The Company will contribute 5% of your annual base salary each year to an executive deferred compensation plan.

Severance:

If you receive written notice of termination from the Company that your employment is being terminated without “Cause”, or you give written notice of resignation to the Company due to a “Constructive Dismissal”, or you receive written notice of termination from the Company that your employment is being terminated as a result of a “Change of Control” within one (1) year following the Change of Control, then you shall be entitled to the following:

Twelve (12) months of continued base salary (payable one-third within thirty (30) days after termination and the balance payable in twelve equal installments at the same time as your salary would otherwise be payable), plus at the end of such twelve (12) month period the Company will pay to you an amount equal to a prorated portion of your bonus determined from January 1 of the year your employment terminated through the date of termination. In addition, during such twelve (12) month period, if you elect continued coverage under COBRA, the Company will reimburse you for the same portion of your health insurance premiums for you and your family, to the same extent the Company paid those premiums during your employment. All payments shall be less applicable taxes and deductions.

For purposes of this Agreement “Cause” shall mean that you have either (1) intentionally committed an act or omission that materially harms the Company; (2) been grossly negligent in performance of your duty to the Company, which is incapable of cure or not cured within ten (10) business days of the date of receipt by you of notice of its existence; (3) committed an act of moral turpitude; (4) committed an act of fraud or material dishonesty in discharging your

Mr. Gordon Brown

duties to the Company; (5) materially breached this Agreement or any other agreement you have with the Company; (6) breached any code of conduct or ethics or similar policy in effect at the Company, as all of the foregoing may be amended from time to time; or (7) engaged in any other act or commission that may be deemed grounds for a “cause” termination under Delaware state law.

For purposes of this Agreement “Constructive Dismissal” shall mean the occurrence, without your express written consent, of any of the following: (i) a substantial diminution in the nature or status of your position, authority or primary duties or responsibilities; or (ii) a material breach by the Company of this Agreement; provided, that there shall be no Constructive Dismissal unless you provide the Board of Directors and the Chief Executive Officer with written notice reasonably detailing the purported basis for the Constructive Dismissal and the Company fails to remedy within sixty (60) business days after its receipt of such notice.

For purposes of this agreement “Change of Control” means the occurrence of any of the following events:

(i)     Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose the Company or its Affiliates or any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board of Directors does not approve; or

(ii)    Merger/Sale of Assets. A merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation, or the consummation of an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets. “Substantially all of the Company’s assets” shall be deemed to include the assets of all business unites and /or divisions of the Company and all of its affiliates.

Mr. Gordon Brown

Stock Purchase	You will be expected to purchase in the open-market either prior to or within six (6) months after your Hire Date, ten thousand dollars ($10,000) worth of the Common Stock of the Company, and provide evidence thereof to the Vice President—Legal Affairs.

Vacation:	You will be granted 5 weeks vacation annually which will accrue on a monthly basis.

Sick Days:	Employees are allowed 5 sick days per year.

Hire Date:	January 1, 2006.

Dr. Kelly and you have discussed the possibility that the Company may seek to appoint a Chief Operating Officer in the next twelve months. Subject to your performance and the performance of the Company, the Company expects that you would be considered for this position. However, you acknowledge and agree that the decision to appoint a Chief Operating Officer or to appoint you as the Chief Operating Officer is subject to approval by the Company’s Board of Directors in its sole discretion, and that the Company shall have no liability or obligation to you if no Chief Operating Officer is appointed or if you are not appointed as the Chief Operating Officer at any time.

Your employment with Orchid Cellmark is contingent upon the following standard items:

(i)	your successful completion of a credit history check through our background screening process;

(ii)	you sign and be subject to a standard form of Employee Agreement (a copy of which is provided with this letter) and complete all appropriate forms provided to you during the transition process; and

(iii)	the terms of your employment shall remain confidential.

Failure to meet any of these contingencies outlined above will make you ineligible for employment.

Anything in this Agreement to the contrary notwithstanding, you acknowledge and agree that your employment with the Company is on an at will basis and is for no specified term and may be terminated by the Company at any time, with or without Cause.

This Agreement represents the Company’s and your entire understanding with respect to the subject matter hereof and supersedes all previous understandings, written or oral, between the Company and you concerning the subject matter hereof. This Agreement may be amended or modified only in a writing signed by both a duly authorized officer of the Company and you. No oral waiver, amendment or modification shall be effective under any circumstances whatsoever. This Agreement shall be governed by the laws of the State of Delaware.

Mr. Gordon Brown

If you accept the above-described offer, please sign and return the original copy; the second copy is for your records. I look forward to your joining Orchid Cellmark.

Sincerely,

/s/ Paul Kelly
Paul Kelly President and CEO

Enclosures:

Offer Letter Package

ACKNOWLEDGMENT:

I have read, understand and accept the foregoing terms and conditions of employment. I further understand that while my salary, benefits, job title and job duties may change from time to time without written modification of this agreement, the at-will term of my employment (i.e., my right and the Company’s right to terminate our employment relationship at any time, with or without cause) is a term of employment that cannot be altered or modified except in writing and signed by me and Orchid Cellmark’s CEO or Vice President—Legal Affairs.

Name:	/s/ Gordon Brown	Date:	12/21/2005

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